Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations Contact:

Thomas Alsborg (thomasa@synnex.com)

510.668.3837

Media Contact:

Bob Stegner (bobst@synnex.com)

864.349.4119

SYNNEX CORPORATION ANNOUNCES SALE OF CERTAIN

CONTRACT ASSEMBLY ASSETS TO MITAC

SYNNEX to Focus on Its Core Data Center and Distribution

Value-Add Assembly Operations

Fremont , CA – (JULY 16, 2010) – SYNNEX Corporation (NYSE: SNX), a Fortune 500 company and leading business process services company, has announced it has signed a definitive sale agreement to sell certain assets related to its contract assembly business to MiTAC International Corporation.

The transaction includes the sale of inventory and customer contracts, primarily related to customers currently being jointly served by SYNNEX and MiTAC. The sale agreement includes earn-out and profit-sharing provisions, which are based on near-term operating performance metrics for the defined customers included in this transaction. Also, as part of the planned transaction, SYNNEX will provide MiTAC certain transition services for the business on a fee basis over the next several quarters.

“Our association with the handful of customers tied to this transaction began through our partnership with MiTAC. Therefore, as we sharpen our focus on our core data center and distribution value-add assembly operations, it is only fitting to turn these direct relationships and their respective direct customer interface aspects back to MiTAC,” said Kevin Murai, President and Chief Executive Officer of SYNNEX Corporation. “This transaction does not suggest an exit for SYNNEX from assembly services; rather, it allows us to focus on our more profitable core data center and distribution customers that utilize our assembly operations. Our plan is to continue to invest in and grow this area of our business.”

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The Company does not expect to record a material gain or loss related to this transaction; although it may incur minor restructuring charges over the next two quarters relating to the completion of the separation of the lines of business. The total revenue related to these customers was less than $375 million in the twelve months ended May 31, 2010.

The following statements are based on the Company’s current expectations for the third quarter of fiscal 2010. These statements are forward-looking and actual results may differ materially.

The transaction is expected to close at the end of July 2010 with an approximately $20 to $30 million impact to the Company’s 2010 fiscal third quarter revenue. As such, the effect on the Company’s current quarter revenue estimate is not significant. Also, the transaction is not expected to have a material impact to the Company’s fiscal third quarter 2010 guidance for net income or EPS as the fee based service transition arrangement is expected to offset the nominal impact to net income during the transition period.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over

7,000 associates worldwide and operates in the United States, Canada, China, Japan, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding expectations of providing MiTAC with transition services, success with respect to any earn-out or profit-sharing provisions of the transaction, continued investments and growth in the assembly operations, closing the transaction in July 2010, impact to the Company’s 2010 fiscal third quarter, and our revenues, net income and earnings per share for the third quarter of fiscal 2010, are subject to risks and uncertainties that could cause actual results to differ materially from

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those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; risks associated with our contract assembly business; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended May 31, 2010 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2010 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

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